LICENSE AGREEMENT

THIS AGREEMENT dated for reference 11th day of August, 2015.

AMONG:

PoViva Tea LLC with an address at 1495 Ridgeview Drive, Suite 220 Reno, Nevada 89519

(herein called "Licensor")

AND:

Lexaria Corp, a corporation registered in the State of Nevada with an address at Suite 950 - 1130 West Pender Street, Vancouver, BC V6E 4A4

(herein called "Licensee")

WHEREAS:

A.      The Licensor owns controlling interest in, and has further developed and refined certain patent pending processes designed to deliver certain molecules such as THC, CBD, Nicotine, NSAID’s and others within the presence of lipids according to United States and foreign patents and patent applications listed in Exhibit A, (the “Patents”) which are hereby incorporated into this License Agreement by reference. Patents shall also include divisions, continuations (excluding continuations-in-part claiming new subject matter), reissues, re-examinations, substitutes, and extensions of the Patents as they arise.

B.      The Licensor's know-how and related rights in regards to the Patents are designated herein together as constituting the Intellectual Property rights concerned by this License Agreement (herein called the "IP Rights").

C.      The Licensee wishes to acquire from the Licensor and the Licensor agrees to grant to the Licensee the right to use the IP Rights.

D.      The Licensee will be a manufacturer of certain products such as but not limited to, protein energy bars, baked goods, meals, protein powders, bottled drinks and others (together or separately, the “Products”); all of which will be produced in whole or in part according to the process developed by the Licensor and modified by any such means desireable to the Licensee, and the Licensee will have the ability to sell such Products on a worldwide basis.

E.      The Licensor has agreed to grant Licensee the irrevocable right to use the IP Rights under the terms and conditions as set forth in this License Agreement.

NOW THEREFORE in consideration of the premises and the respective covenants, agreements representations, warranties and indemnities of the parties herein contained and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged) the parties hereto covenant and agree as follows:

1.	DEFINED TERMS

1.1

For the purposes of this Agreement, unless the context otherwise requires, the following terms will have the respective meanings set out below and grammatical variations of such terms will have corresponding meanings:

(a)	"Business Day" means any day which is not a Saturday, Sunday or statutory holiday in the United States and Canada;

(b)	"Closing Date" means August 11, 2015, or such other date as the Licensor and the Licensee may mutually determine;

(c)	"IP Rights" has the meaning as ascribed in the whereas Clause B, above.

1.2	Currency. Unless otherwise indicated, all dollar amounts in this License Agreement are expressed in US funds.

1.3

Sections and Headings. The division of this License Agreement into Articles, sections and subsections and the insertion of headings are for convenience of reference only and will not affect the interpretation of this License Agreement. Unless otherwise indicated, any reference in this License Agreement to an Article, section, subsection or Schedule refers to the specified Article, section or subsection of or Schedule to this License Agreement.

1.4

Number, Gender and Persons. In this License Agreement, words importing the singular number only will include the plural and vice versa, words importing gender will include all genders and words importing persons will include individuals, corporations, partnerships, associations, trusts, unincorporated organizations, governmental bodies and other legal or business entities of any kind whatsoever.

1.5

Accounting Principles. Except as otherwise stated, any reference in this License Agreement to generally accepted accounting principles refers to generally accepted accounting principles that have been established in the United States of America, including those approved from time to time by the American Institute of Certified Public Accountants or any successor body thereto.

1.6

Entire Agreement. This License Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as herein provided.

1.7	Time of Essence. Time will be of the essence of this License Agreement.

1.8

Applicable Law. This License Agreement will be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the parties will be governed by, the laws of the Province of British Columbia. All claim demands, disputes, controversies, differences, or misunderstandings between the Parties relating to this Agreement shall be settled by arbitration before one arbitrator to be appointed in accordance with the International Chamber of Commerce, such proceeding to be held in Vancouver in the English language and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

1.9

Amendments and Waivers. No amendment or waiver of any provision of this License Agreement will be binding on either party unless consented to in writing by such party. No waiver of any provision of this License Agreement will constitute a waiver of any other provision, nor will any waiver constitute a continuing waiver unless otherwise provided.

2.	GRANT OF LICENSE

2.1

The Licensor hereby grants to the Licensee, effective as of the Closing Date and for a period of 35 years, a non-exclusive worldwide license, to unenecumbered use of the Licensors IP Rights for consideration of the License Fee defined in Article 5 hereafter (the "License").

2.2

The License permits the Licensee to utilize third-party contractors, consultants, employees and any other relationship the Licensee deems necessary in the production of Products for the benefit of the Licensee.

2.3

The License permits the Licensee to sell, assing, rent, lease or otherwise apportion rights to use all or any portion of the IP to as yet unidentified third parties, in as few or many instances as the Licensee in its own evaluation deems desirable, for the benefit of the Licensee.

2.2

The Licensee agrees to assist the Licensor in recording this License Agreement with appropriate government authorities where such recording is required by law or regulation or where such recording is permitted or desired by the Licensor.

2.3	The Licensor retains full perpetual rights to use the IP Rights for its own business operations.

3.	USE OF LICENSE AND PURCHASE OF PRODUCTS

3.1	The License is non-exclusive to the Licensee worldwide;

3.2	The Licensee shall pursue trademark on all the Products produced by the Licensee where applicable;

4.	OWNERSHIP

4.1

Licensee acknowledges and agrees that, as between the parties to this License Agreement and subject to the rights and licenses granted herein, Licensor is, and at all times shall remain, the sole and exclusive owner of all title and interest, throughout the world, in and to all IP Rights, whether made on or behalf of Licensor or Licensee.

5.	LICENSE FEE

5.1	The license fee payable by the Licensee to the Licensor for the License shall consist solely of the following:

(a)

The Licensee shall pay $10,000 to the Licensor as a one-time payment in full, such payment to be in cash or in working capital already provided from Licensee to Licensor, at the discretion of the Licensor.

6.	TERMINATION AND EXTENSION

6.1	Except as otherwise provided, this License Agreement shall terminate automatically at the end of the term specified in Section 2.1.

6.2	The Licence Agreement will be terminated if a bankruptcy proceeding is filed against the Licensee.

7.	INDEMNIFICATION, REMEDIES, SURVIVAL

7.1

For the purposes of this Section 7 the terms "Loss" and "Losses" mean any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs, and expenses, including without limitation, interest, penalties, fines and reasonable attorneys, accountants and other professional fees and expenses, but excluding any indirect, consequential or punitive damages suffered by Licensor or Licensee including damages for lost profits or lost business opportunities.

7.2	Agreement of Licensor to Indemnify

(a)

Licensor will indemnify, defend, and hold harmless, to the full extent of the law, for a period of three years from the termination of the License Agreement, the Licensee and its shareholders from, against, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by the Licensee and its shareholders by reason of, resulting from, based upon or arising out of:

(i)

the breach by Licensor of any representation or warranty of Licensor contained in or made pursuant to this License Agreement, any Licensor document or any certificate or other instrument delivered pursuant to this License Agreement; or

(ii)

the breach or partial breach by Licensor of any covenant or agreement of Licensor made in or pursuant to this License Agreement, any Licensor document or any certificate or other instrument delivered pursuant to this License Agreement.

7.3	Agreement of Licensee to Indemnify

(a)

Licensee will indemnify, defend, and hold harmless, to the full extent of the law, for a period of two years from the termination of this License Agreement, the Licensor from, against, for, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by Licensor by reason of, resulting from, based upon or arising out of:

(i)

the breach by Licensee of any representation or warranty of Licensee contained in or made pursuant to this License Agreement, any Licensee document or any certificate or other instrument delivered pursuant to this License Agreement; or

(ii)

the breach or partial breach by Licensee of any covenant or agreement of Licensee made in or pursuant to this Agreement, any Licensee document or any certificate or other instrument delivered pursuant to this License Agreement.

8.	REPRESENTATIONS AND WARRANTIES OF THE LICENSOR

8.1

The Licensor represents and warrants to the Licensee, with the intent that the Licensee will rely thereon in entering into this License Agreement and in concluding the transactions contemplated hereby, as follows:

(a)	Licensor warrants that to the best of its knowledge the use of the IP Rights as intended through this License Agreement, does not infringe upon the rights of third parties;

(b)	Licensor warrants that to the best of its knowledge the IP Rights is valid, maintained and enforceable towards third parties worldwide;

(c)

the execution and delivery of this License Agreement and the completion of the transactions contemplated hereby have been duly and validly authorized by all necessary limited liability company action on the part of the Licensor, and this License Agreement constitutes a valid and binding obligation of the Licensor enforceable against the Licensor in accordance with its terms; except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction;

(d)

except as will be remedied by the consents, approvals, releases, and discharges described in Schedule 2 - Consents attached hereto, neither the execution and delivery of this License Agreement nor the performance of the Licensor’s obligations hereunder will:

(i)

violate or constitute default under any order, decree, judgment, statute, by-law, rule, regulation, or restriction applicable to the Licensor, the IP Rights, or any contract, agreement, instrument, covenant, mortgage, or security, to which the Licensor is a party or which are binding upon the Licensor,

(ii)	to the knowledge of the Licensor, result in any fees, duties, taxes, assessments, penalties or other amounts becoming due or payable by the Licensee under any sales tax legislation,

(iii)	give rise to the creation or imposition of any encumbrance on the IP Rights,

(iv)	violate or constitute default under any license, permit, approval, consent or authorization held by the Licensor, or

(v)	violate or trigger any liability on behalf of the Licensee pursuant to any legislation governing the licensing of the IP Rights by the Licensor;

(e)	the Licensor owns and possesses and has good and marketable title to the IP Rights free and clear of all encumbrances of every kind and nature whatsoever;

(f)

no person other than the Licensee has any written or oral agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase or acquisition from the Licensor of any of the IP Rights;

(g)

there are no actions, suits, proceedings, investigations, complaints, orders, directives, or notices of defect or noncompliance by or before any court, governmental or domestic commission, department, board, tribunal, or authority, or administrative, licensing, or regulatory agency, body, or officer issued, pending, or to the best of the Licensor’s knowledge threatened against or affecting the Licensor or in respect of the IP Rights;

(h)

there is no requirement applicable to the Licensor to make any filing with, give any notice to or to obtain any license, permit, certificate, registration, authorization, consent or approval of, any governmental or regulatory authority as a condition to the lawful consummation of the transactions contemplated by this Agreement, except for the filings, notifications, licenses, permits, certificates, registrations, consents and approvals described in Schedule 2 - Consents, or that relate solely to the identity of the Licensee or the nature of any business carried on by the Licensee except for the notifications, consents and approvals described in Schedule 2 – Consents;

9.	REPRESENTATIONS OF THE LICENSEE

9.1

The Licensee represents and warrants to the Licensor as follows, with the intent that the Licensor will rely thereon in entering into this License Agreement and in concluding the transactions contemplated hereby, that:

(a)

the Licensee is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Nevada and has the power, authority, and capacity to enter into this License Agreement and to carry out its terms;

(b)

the execution and delivery of this License Agreement and the completion of the transactions contemplated hereby has been duly and validly authorized by all necessary corporate action on the part of the Licensee, and this Agreement constitutes a valid and binding obligation of the Licensee enforceable against the Licensee in accordance with its terms; except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction;

(c)

there is no requirement for the Licensee to make any filing with, give any notice to or obtain any license, permit, certificate, registration, authorization, consent or approval of, any government or regulatory authority as a condition to the lawful consummation of the transactions contemplated by this License Agreement;

(d)

neither the execution and delivery of this License Agreement nor the performance of the Licensee’s obligations hereunder will violate or constitute a default under the constating documents, by-laws, or articles of the Licensee, any order, decree, judgment, statute, by-law, rule, regulation, or restriction applicable to the Licensee, or any contract, agreement, instrument, covenant, mortgage or security to which the Licensee is a party or which are binding upon the Licensee;

(e)

there are no actions, suits, proceedings, investigations, complaints, orders, directives, or notices of defect or non-compliance by or before any court, governmental or domestic commission, department, board, tribunal, or authority, or administrative, licensing, or regulatory agency, body, or officer issued, pending, or to the best of the Licensee’s knowledge threatened against or affecting the Licensee; and the Licensee is in compliance in all material respects with all applicable laws applicable to Licensee and its business; and

(f)	The Licensee will use its reasonable best efforts to ensure the commercial success of the Products during the life of this License Agreement.

10.	NON MERGER

10.1

The representations, warranties, covenants, and agreements of the Licensor contained herein and those contained in the documents and instruments delivered pursuant hereto or in connection herewith will survive the Closing Date and the term of this License Agreement, and notwithstanding the completion of the transactions contemplated hereby, the waiver of any condition contained herein (unless such waiver expressly releases the Licensor of such representation, warranty, covenant, or agreement), or any investigation by the Licensee, same will remain in full force and effect.

10.2

The representations, warranties, covenants, and agreements of the Licensee contained herein and those contained in the documents and instruments delivered pursuant hereto or in connection herewith will survive the Closing Date and the term of this License Agreement, and notwithstanding the completion of the transactions contemplated hereby, the waiver of any condition contained herein (unless such waiver expressly releases the Licensee of such representation, warranty, covenant, or agreement), or any investigation by the Licensor, same will remain in full force and effect.

11.	FURTHER ASSURANCES

11.1

From time to time subsequent to the Closing Date, the parties covenant and agree, at the expense of the requesting party, to promptly execute and deliver all such further documents and instruments and do all such further acts and things as may be required to carry out the full intent and meaning of this Agreement and to effect the transactions contemplated hereby.

12.	ASSIGNMENT

12.1	This Agreement may not be assigned by any party hereto without the prior written consent of the other parties hereto.

13.	SUCCESSORS AND ASSIGNS

13.1	This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

14.	COUNTERPARTS

14.1	This Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.

15.	NOTICES

15.1

Any notice required or permitted to be given under this Agreement will be in writing and may be given by personal service or by prepaid registered mail, and addressed to the proper party or transmitted by electronic facsimile generating proof of receipt of transmission at the address or facsimile number stated below:

(a)	if to the Licensor:

Bal Bhullar _______________________ _______________________ _______________________
Facsimile No.:

(b)	if to the Licensee:

Lexaria Corp
Suite 950 - 1130 West Pender Street
Vancouver, BC V6E 4A4

Facsimile No.:

with a copy to:

Macdonald Tuskey
Suite 400 – 570 Granville Street
Vancouver, BC V6C 3P1

Attention: William L. Macdonald

Facsimile No.: +1 (604) 681-4760

or to such other address or facsimile number as any party may specify by notice. Any notice sent by registered mail as aforesaid will be deemed conclusively to have been effectively given on the fifth business day after posting; but if at the time of posting or between the time of posting and the third business day thereafter there is a strike, lockout or other labour disturbance affecting postal service, then such notice will not be effectively given until actually received. Any notice transmitted by electronic facsimile will be deem conclusively to have been effectively given if evidence of receipt is obtained before 5:00 p.m. (recipient’s time) on a Business Day, and otherwise on the Business Day next following the date evidence of receipt of transmission is obtained by the sender.

16.	TENDER AND EXTENSIONS

16.1

Tender may be made upon the Licensor or Licensee or upon the solicitors for the Licensor or Licensee and such solicitors are expressly authorized by their respective clients to confirm extensions of the Closing Date.

17.	REFERENCE DATE

17.1

This Agreement is dated for reference as of the date first above written, but will become binding as of the date of execution and delivery by all parties hereto and subject to compliance with the terms and conditions hereof, the transfer and possession of the Business Assets will be deemed to take effect as at the close of business on the Closing Date. References herein to the date of the Agreement or to the date hereof shall be deemed to mean the date set forth in the preamble to this Agreement.

IN WITNESS WHEREOF the parties have executed and delivered these presents on the dates indicated below.

POVIVA TEA, LLC

Per:
Authorized Signatory

Dated:

Per:
Authorized Signatory

Dated:

LEXARIA CORPORATION

Per:
Authorized Signatory

Dated:

Per:
Authorized Signatory

Dated:

EXHIBIT A

U.S. Provisional Patent Application Serial No. 62/010,601 filed June 11, 2014

U.S. Provisional Patent Application Serial No. 62/037,706 filed August 15, 2014

U.S. Provisional Patent Application Serial No. 62/153,835 filed April 28, 2015

U.S. Provisional Patent Application Serial No. 62/161,324 filed May 14, 2015

U.S. Utility Patent Application Serial No. 14/735,844 filed June 10, 2015

PCT Patent Application Serial No. PCT/US15/35128 filed June 10, 2015